EXHIBIT 10.1
TERM LOAN CREDIT AGREEMENT
dated as of January 12, 2018
among
QUMU CORPORATION
as Borrower,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,
and
ESW HOLDINGS, INC.,
as Administrative Agent

SECTION 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Interpretive Provisions	17
SECTION 2	TERM LOAN COMMITMENTS OF THE LENDERS	17
2.1	Term Loan Commitments	17
SECTION 3	EVIDENCING OF TERM LOANS	17
3.1	Term Notes	17
3.2	Recordkeeping	18
3.3	Allocation of Purchase Price	18
SECTION 4	INTEREST	18
4.1	Interest Rates	18
4.2	Interest Payment Dates	18
4.3	Computation of Interest	18
SECTION 5	FEES	18
5.1	Prepayment Fee	19
5.2	Commitment Fee	19
SECTION 6	PREPAYMENTS; REPAYMENT	19
6.1	Prepayments	19
	6.1.1 Voluntary Prepayments	19
	6.1.2 Mandatory Prepayments	19
6.2	Manner of Prepayments	20
6.3	Repayment	20
SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	20
7.1	Making of Payments	20
7.2	Application of Certain Payments	20
7.3	Due Date Extension	21
7.4	Setoff	21
7.5	Proration of Payments	21
7.6	Taxes	21
SECTION 8	INCREASED COSTS	23
8.1	Increased Costs	23
8.2	Mitigation of Circumstances; Replacement of Lenders	24
8.3	Conclusiveness of Statements; Survival of Provisions	24
SECTION 9	REPRESENTATIONS AND WARRANTIES	25
9.1	Organization	25
9.2	Authorization; No Conflict	25
9.3	Validity and Binding Nature	25
9.4	Financial Condition	25

9.5	No Material Adverse Change	26
9.6	Litigation and Contingent Liabilities	26
9.7	Ownership of Properties; Liens	26
9.8	Equity Ownership; Subsidiaries	26
9.9	Pension Plans	26
9.10	Investment Company Act	27
9.11	Compliance with Laws	27
9.12	Regulation U	27
9.13	Taxes	27
9.14	Solvency, etc	28
9.15	Environmental Matters	28
9.16	Insurance	29
9.17	Real Property	29
9.18	Information	30
9.19	Intellectual Property	30
9.20	[Reserved]	30
9.21	Labor Matters	30
9.22	Anti-Terrorism Laws	30
9.23	No Default	31
9.24	Hedging Agreements	31
9.25	OFAC	31
9.26	Patriot Act	31
9.27	Customers and Suppliers	31
9.28	Significant Contracts	32
9.29	Certain Foreign Subsidiaries	32
SECTION 10	AFFIRMATIVE COVENANTS	32
10.1	Reports, Certificates and Other Information	32
	10.1.1 Annual Report	32
	10.1.2 Interim Reports	33
	10.1.3 Compliance Certificates	33
	10.1.4 Reports to the SEC and to Shareholders	33
	10.1.5 Notice of Default, Litigation and ERISA Matters	34
	10.1.6 Management Reports	34
	10.1.7 Projections; Annual Financial Plan	34
	10.1.8 Updated Schedule	35
	10.1.9 Additional Reports	35
	10.1.10 Other Information	35
10.2	Books, Records and Inspections	35
10.3	Maintenance of Property; Insurance	36
10.4	Compliance with Laws; Payment of Taxes and Liabilities	37
10.5	Maintenance of Existence, etc	37
10.6	Use of Proceeds	37
10.7	Employee Benefit Plans	38
10.8	Environmental Matters	38
10.9	Further Assurances	39

10.10	Accounts	39
10.11	Post-Closing Covenants	39
SECTION 11	NEGATIVE COVENANTS	40
11.1	Debt	40
11.2	Liens	40
11.3	Operating Leases	41
11.4	Restricted Payments	41
11.5	Mergers, Consolidations, Sales	42
11.6	Modification of Organizational Documents	42
11.7	Transactions with Affiliates	42
11.8	Unconditional Purchase Obligations	42
11.9	Inconsistent Agreements	42
11.10	Business Activities; Issuance of Equity	43
11.11	Investments	43
11.12	Fiscal Year	44
11.13	Financial Covenants	44
	11.13.1 Minimum Core Bookings	44
	11.13.2 Maximum Deferred Revenue Non-Current	44
	11.13.3 Minimum Subscription and Maintenance and Support Revenue	44
	11.13.4 Subscription and Maintenance and Support Renewal Rates	44
11.14	Cancellation of Debt	44
11.15	Transfer to Foreign Subsidiaries	44
11.16	Compliance with Laws	45
11.17	Maintenance and Hosted Service Agreements	45
11.18	Certain Foreign Subsidiaries	45
SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	45
12.1	Term Loans	45
	12.1.1 Agreement, Term Notes and other Loan Documents	45
	12.1.2 Authorization Documents	45
	12.1.3 Consents, etc	46
	12.1.4 Letter of Direction	46
	12.4.5 Guaranty and Collateral Agreement	46
	12.1.6 Perfection Certificate	46
	12.1.7 Collateral Access Agreements	46
	12.1.8 Control Agreements	46
	12.1.9 Opinions of Counsel	46
	12.1.10 Insurance	46
	12.1.11 Payment of Fees	46
	12.1.12 Solvency Certificate	47
	12.1.13 Pro Forma	47
	12.1.14 Reports.	47
	12.1.15 Search Results; Lien Terminations	47
	12.1.16 Filings, Registrations and Recordings	47

	12.1.17 Closing Certificate, Consents and Permits	47
	12.1.18 Financial Statements	47
	12.1.19 No Material Adverse Change	48
	12.1.20 Investment Documents	48
	12.1.21 Employment Agreements	48
	12.1.22 [Reserved]	48
	12.1.23 Diligence	48
	12.1.24 Condition	48
	12.1.25 Background Checks	48
	12.1.26 Approvals	48
	12.1.27 [Reserved].	48
	12.1.28 Source Code Escrow	48
	12.1.29 Other	48
12.2	Compliance with Warranties, No Default, etc	49
SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT	49
13.1	Events of Default	49
	13.1.1 Non-Payment of the Term Loans, etc	49
	13.1.2 Non-Payment of Other Debt	49
	13.1.3 Other Material Obligations	49
	13.1.4 Bankruptcy, Insolvency, etc	50
	13.1.5 Non-Compliance with Loan Documents	50
	13.1.6 Representations; Warranties	50
	13.1.7 Pension Plans	50
	13.1.8 Judgments	51
	13.1.9 Invalidity of Collateral Documents, etc	51
	13.1.10 Public Company Failure	51
	13.1.11 Material Adverse Effect	51
	13.1.12 Cessation of Business	51
13.2	Effect of Event of Default	51
13.3	Forbearance Period	51
13.4	Credit Bidding	52
SECTION 14	THE AGENT	52
14.1	Appointment and Authorization	52
14.2	Delegation of Duties	53
14.3	Exculpation of Administrative Agent	53
14.4	Reliance by Administrative Agent	53
14.5	Notice of Default	54
14.6	Credit Decision	54
14.7	Indemnification	54
14.8	Administrative Agent in Individual Capacity	55
14.9	Successor Administrative Agent	55
14.10	Collateral Matters	55
14.11	Restriction on Actions by Lenders	56

14.12	Administrative Agent May File Proofs of Claim	56
14.13	Other Agents; Arrangers and Managers	57
SECTION 15	GENERAL	57
15.1	Waiver; Amendments	57
15.2	Confirmations	58
15.3	Notices	58
15.4	Computations	59
15.5	Costs, Expenses and Taxes	59
15.6	Assignments; Participations	59
	15.6.1 Assignments	59
	15.6.2 Participations	61
15.7	Register	61
15.8	GOVERNING LAW	61
15.9	Confidentiality; Non-Public Information	62
15.10	Severability	63
15.11	Nature of Remedies	63
15.12	Entire Agreement	64
15.13	Counterparts	64
15.14	Successors and Assigns	64
15.15	Captions	64
15.16	Customer Identification – USA Patriot Act Notice	64
15.17	INDEMNIFICATION BY LOAN PARTIES	64
15.18	Nonliability of Lenders	65
15.19	FORUM SELECTION AND CONSENT TO JURISDICTION	66
15.20	WAIVER OF JURY TRIAL	66
SECTION 16	JOINT AND SEVERAL LIABILITY	67

ANNEXES
ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES
SCHEDULE 9.5	Material Adverse Change
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 9.27	Customers and Suppliers
SCHEDULE 9.28	Significant Contracts
SCHEDULE 10.11	Post-Closing Obligations
SCHEDULE 10.12	Deferred Revenue
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.5	Permitted Exclusive License
SCHEDULE 11.11	Investments

EXHIBITS
EXHIBIT A	Form of Term Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Assignment Agreement
EXHIBIT D	Form of Warrant

TERM LOAN CREDIT AGREEMENT
THIS TERM LOAN CREDIT AGREEMENT dated as of January 12, 2018 (this “Agreement”) is entered into among (i) QUMU CORPORATION, a Minnesota corporation (the “Borrower”), (ii) QUMU, Inc., a California corporation and the other Persons party hereto from time to that are designated as a “Guarantor” hereunder, (iii) the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and (iv) ESW HOLDINGS, INC. (in its individual capacity, “ESW Holdings”), as administrative agent for the Lenders.
RECITALS
WHEREAS, Borrower has requested that the Lenders make the Term Loans to Borrower to provide for the ongoing general corporate purposes and working capital needs of Borrower as further provided herein, in an aggregate principal amount not to exceed $10,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.
WHEREAS, to secure the Term Loans and other Obligations, Borrower is granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a security interest in and lien upon all of Borrower’s real and personal property.
In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
Section 1DEFINITIONS.
1.1    Definitions. When used herein the following terms shall have the following meanings:
“Account Debtor” is defined in the Guaranty and Collateral Agreement.
“Account or Accounts” is defined in the UCC.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
“Administrative Agent” means ESW Holdings in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer, manager or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote

10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether through the ability to exercise voting power, by contract or otherwise. Controlling,” and “controlled by” and “under common control with” have meanings correlative thereto. Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.
“Agreement” is defined in the preamble of this Agreement.
“Allocable Amount” is defined in Section 16.6.
“Allowance for Doubtful Accounts” means, an allowance for doubtful accounts determined in accordance with GAAP.

“Applicable Margin” means four percent (4.0%).

“Approved Fund” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (ii) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and (iii) any third party which provides “warehouse financing” to a Person described in the preceding clause (i) or (ii) (and any Person described in said clause (i) or (ii) shall also be deemed an Approved Fund with respect to such third party providing such warehouse financing).
“Asset Disposition” means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than Borrower) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the sale or lease of inventory in the ordinary course of business, (b) (x) non-exclusive licenses of intellectual property of any Loan Party in the ordinary course of business (for the avoidance of doubt licenses to a direct competitor of the Loan Parties shall be deemed outside of the ordinary course of business) and (y) a Permitted Exclusive License, provided, that each such license in clause (x) and (y) does not materially impair the value of such intellectual property as collateral for the Obligations, and (c) other Dispositions in any Fiscal Year the Net Cash Proceeds of which do not in the aggregate exceed $25,000.
“Assignee” is defined in Section 15.6.1.
“Assignment Agreement” is defined in Section 15.6.1.
“Attorney Costs” means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses, each as actually incurred.

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“Bank Product Agreements” means those certain agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products, including without limitation, Hedging Agreements.
“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.
“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates, (c) debit cards and credit cards, (d) Hedging Agreements or (e) so long as prior written notice thereof is provided by Lender (or its Affiliate) providing such service, facility or transaction and Administrative Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to, or transaction entered into with, any Loan Party by a Lender or its Affiliates.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.
“Board” means the Board of Directors of Borrower.
“Bookings” means the dollar amount of products and/or services to be purchased by a customer from Borrower where documentary evidence of a binding arrangement (e.g., signed contract, purchase order, payment of a Renewal) between the customer and the Borrower exists which is not contingent upon formal acceptance by customer (including, without limitation, the Borrower’s distributors and re-sellers) and delivery of products and/or services is expected to be initiated within 90 days of such binding arrangement and result in revenue or deferred revenue.

“Bookings Report” means a Borrower prepared bookings report detailing Core Bookings and Total Bookings (with Renewal bookings stated separately), each such report in the same form and substance provided to the Administrative Agent prior to the Closing Date (it being agreed that such report may be modified to account for new or eliminated product lines) together with any other information reasonably requested from time to time by the Administrative Agent.
“Borrower” is defined in the preamble of this Agreement.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York.

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“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower and its Subsidiaries, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, warrants, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Administrative Agent.
“CFC” means a “controlled foreign corporation” as defined in Code Section 957(a).
“Change of Control” means the occurrence of any of following events which results in: (a) any Person or “group” (within the meaning of Rules 13d‑3 and 13d‑5 under the Securities and Exchange Act of 1934, as amended) (i) becoming the beneficial owner of at least 50% of the outstanding Capital Securities of Borrower or (ii) possessing the right to elect (through contract, ownership of voting securities or otherwise) a majority of the Board; (b) the majority of the seats (other than vacant seats) on the Board shall cease to be occupied by Persons who either (i) were members of the Board on the Closing Date or (ii) were nominated for election by the Board, a majority of whom were directors on the Closing Date or whose election or nomination for election

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was previously approved by a majority of such directors; (c) Borrower shall cease to own and control 100% of each class of the outstanding Capital Securities of each of Qumu, Inc., Qumu UK Holdings, Qumu Japan, Qumu Singapore, and Qumu Middle East; (d) Qumu UK Holdings shall cease to own and control 100% of each class of the outstanding Capital Securities of each of Qumu UK Limited and Qumu Ltd.; or (e) Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each other Subsidiary.
“Charge Over Shares” means that certain Charge Over Shares, dated as of the date hereof, by and between the Borrower, as grantor and Administrative Agent.
“Closing Date” is defined in Section 12.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means “Collateral” (as defined in the Guaranty and Collateral Agreement) and any and all other property now or hereafter securing Obligations.
“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Administrative Agent, waives or subordinates any Liens held by such Person on such property and consents to any equity pledge and enforcement thereof, and, in the case of any such agreement with a mortgagee or lessor, permits Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to remove, assemble, complete or sell any Collateral stored or otherwise located thereon.
“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Charge Over Shares, each Mortgage, each Collateral Access Agreement, each Perfection Certificate, each deposit account control agreement, securities account control agreement or other control agreement and any other agreement or instrument pursuant to which Borrower, any Subsidiary or any other Person grants or purports to grant collateral to Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.
“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.
“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or

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otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its assets or property is bound.
“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Core Bookings” means the sum of the portion Bookings within the following categories: perpetual license, subscription and support for a period of one year or less, hardware, professional services and other, and maintenance and support for a period of one year or less. For the avoidance of doubt Core Bookings shall not include Bookings within the following categories: subscription and support and maintenance and support for a period greater than one year, or Renewals. Core Bookings shall be calculated and delivered in the same form and substance as the Bookings Report provided to the Administrative Agent prior to the Closing Date (it being agreed that such Bookings Report may be modified to account for new or eliminated product lines) together with any other information reasonably requested from time to time by the Administrative Agent.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been

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assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, earn-outs and similar obligations and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
“Default” means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.
“Deferred Revenue” means deferred revenue determined in accordance with GAAP.
“Deferred Revenue Non-Current” means, as of any date of determination, Deferred Revenue which is recognized in greater than one (1) year from such date of determination, determined in accordance with GAAP.
“Deferred Revenue Report” means a Borrower prepared Deferred Revenue Report in the same form and substance as the report provided to the Administrative Agent prior to the Closing Date together with any other information reasonably requested from time to time by the Administrative Agent.

“Dilution Amount” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 360 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts, by (b) Borrower’s billings with respect to Accounts during such period.

“Dollar” and the sign “$” mean lawful money of the United States of America.
“Earnings Report” means the statements of earnings for the Borrower and its Subsidiaries in the same form and substance as the report provided to the Administrative Agent prior to Closing Date together with any other information reasonably requested from time to time by the Administrative Agent.
“Environmental Claims” means all claims, however asserted, by any governmental, regulatory, or judicial authority or other Person alleging any potential liability or responsibility, contingent or otherwise (including for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses) or other obligation, directly or indirectly resulting from or based upon (a) violation of or pursuant to any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract,

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agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and any other present or future federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions and common law relating to pollution, the protection of the environment, natural resources, human health or the release of any Hazardous Substances into the environment, including indoor and outdoor air, soil, groundwater, surface water, storm water, wetlands, sediment and discharges of wastewater to public treatment systems, all as may be amended or otherwise modified from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Event of Default” means any of the events described in Section 13.1.
“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.
“Excluded Taxes” means taxes based upon, or measured by, a Lender’s or Administrative Agent’s (or a branch of a Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which a Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.
“Extraordinary Receipts” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business, including without limitation, amounts received in respect of indemnity obligations of a seller under any purchase or acquisition document, foreign, United States, state or local tax refunds.

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“Facilities” means, at any time, the facilities or real properties owned, leased, managed or operated by any Loan Party and any of their respective Subsidiaries.
“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.
“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty and Collateral Agreement” means the Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to Administrative Agent.
“ESW Holdings” is defined in the preamble of this Agreement.
“Hazardous Substances” means all explosive or radioactive substances, materials or waste and all hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.
“Hedging Agreement” means any bank underwritten cash and/or derivative financial instrument including, but not limited to, any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.
“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.
“Indemnified Liabilities” – see Section 15.17.

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“Intercompany Demand Note” means that certain Master Intercompany Demand Note, dated as of even date herewith, among the Guarantor, the Borrower and its foreign Subsidiaries and Administrative Agent.
“Interest Expense” means for any period the consolidated interest expense of Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases).
“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of even date herewith, among the Guarantor, the Borrower and its foreign Subsidiaries and Administrative Agent.
“Inventory” is defined in the Guaranty and Collateral Agreement.
“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.
“Joint Liability Payment” is defined in Section 16.6.
“Late Renewals” means a Renewal with a customer that is renewed after the renewal opportunity’s contract termination date but within a ninety (90) day window after expiration and, as to a Renewal more than thirty (30) days after expiration, the resulting contract price in respect thereof has not been discounted without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed). Late Renewals shall be included in a detailed list of such customers as attached to the most recent Compliance Certificate delivered to Administrative Agent.
“Lender” is defined in the preamble of this Agreement. For the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.
“Lender Party” is defined in Section 15.17.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan Documents” means this Agreement, the Term Notes, the Warrant, each Perfection Certificate, the Collateral Documents, the Intercompany Subordination Agreement, the Intercompany Demand Note and all documents, instruments and agreements delivered in connection with the foregoing.

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“Loan Party” means each Borrower and each domestic Subsidiary.
“Margin Stock” means any “margin stock” as defined in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, or properties of Borrower or the Borrower and its Subsidiaries taken as a whole, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Administrative Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Administrative Agent’s and each Lender’s rights and remedies as provided by this Agreement and the other Loan Documents.

“Milestone Report” means that certain milestone report as agreed in form and substance prior to the Closing Date between the Administrative Agent and Borrower (which includes a calculation of the Dilution Amount) or any other milestone report in form and substance as mutually agreed by the Administrative Agent and the Borrower.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Administrative Agent a Lien on real property of any Loan Party.
“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group may have any liability.
“Net Cash Proceeds” means:
(a)    with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Term Loans);
(b)    with respect to any issuance of Capital Securities or receipt of a capital contribution, the aggregate cash proceeds received by any Loan Party pursuant to such issuance or contribution, net of the direct costs relating to such issuance or contribution (including sales and underwriters’ commissions); and
(c)    with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).
“Non-Consenting Lender” is defined in Section 15.1.

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“Non-U.S. Lender” is defined in Section 7.6(d).
    “Obligations” means and include any and all loans, advances, debts, liabilities, obligations (including Attorney Costs and any reimbursement obligations of each Loan Party in respect of surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender (or its Affiliates) or Administrative Agent, and all other Bank Product Obligations), covenants and duties owing by any Loan Party, or any Subsidiary of any Loan Party Lenders or Administrative Agent (or to any other director or indirect subsidiary or affiliate of any Lender or Administrative Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other commencement of any insolvency, reorganization or like proceeding relating to any Loan Party arising or payable after maturity, or after the filing of any petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, loan, or in any other manner, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including but not limited to, (i) this Agreement, the Loan Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Administrative Agent, and any Lender incurred in the documentation, negotiations, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Administrative Agent, or Lenders to perform acts or refrain from taking any action, (ii) all Hedging Obligations and (iii) all Bank Product Obligations. Notwithstanding the foregoing, “Obligations” shall not include any Excluded Swap Obligations.
“OFAC” is defined in Section 9.25.
“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.
“Participant” is defined in Section 15.6.2.
“Patriot Act” is defined in Section 15.16.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

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“Perfection Certificate” means a perfection certificate executed and delivered to Administrative Agent by a Loan Party.
“Permitted Exclusive License(s)” means (a) any exclusive license or lease of intellectual property of the Loan Parties so long as (i) such license or lease does not contain any provisions limiting the grant of a Lien in such license or lease in favor of the Administrative Agent, (ii) as of the date of such license or lease and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (iii) the entering into of such license or lease has been approved in writing by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), and (b) the License Agreement set forth on Schedule 11.5.

“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 11.2.
“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
“Prime Rate” means, for any day, the rate of interest in effect for such day equal to the prime rate in the United States as reported from time to time in The Wall Street Journal (or other authoritative source selected by Administrative Agent in its sole discretion), or as Prime Rate is otherwise determined by Administrative Agent in its sole and absolute discretion. Administrative Agent’s determination of the Prime Rate shall be conclusive, absent manifest error. Any change in such rate of interest shall take effect at the opening of business on the day of such change. In the event The Wall Street Journal (or such other authoritative source) publishes a range of “prime rates”, the Prime Rate shall be the highest of the “prime rates”.
“Pro Rata Share” means, the percentage obtained by dividing (i) the principal amount of such Lender’s Term Loan by (ii) the principal amount of all Term Loans of all Lenders.
“Qumu Inc.” means, Qumu, Inc., a corporation organized under the laws of California.
“Qumu Japan” means, Qumu Japan Co., Ltd, a limited company organized under the laws of Japan.
“Qumu Ltd.” means, Qumu Limited, a private company limited by shares registered under the laws of England and Wales.
“Qumu Middle East” means, Qumu Middle East FZ-LLC (Dubai), a limited liability company organized under the laws of Dubai Internet City.
“Qumu Singapore” means, Qumu (Singapore) Pte. Ltd, a limited company organized under the laws of Singapore.
“Qumu UK Holdings” means, Qumu U.K. Holdings Ltd, a private company limited by shares registered under the laws of England and Wales.
“Qumu UK Limited” means, Qumu U.K. Limited, a private company limited by shares registered under the laws of England and Wales.

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“Real Estate Documents” means, with respect to any real property owned by Borrower or any Loan Party, all of the following (except to the extent waived by Administrative Agent in its sole discretion): (a) a duly executed Mortgage providing for a first priority perfected Lien, in favor of Administrative Agent, in all right, title and interest of Borrower or such Subsidiary in such real property; (b) an ALTA Loan Title Insurance Policy, issued by an insurer acceptable to Administrative Agent, insuring Administrative Agent’s first priority Lien on such real property and containing such endorsements as Administrative Agent may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be acceptable to Administrative Agent); (c) copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above; (d) original or certified copies of all insurance policies required to be maintained with respect to such real property by this Agreement, the applicable Mortgage or any other Loan Document; (e) a survey certified to Administrative Agent meeting such standards as Administrative Agent may reasonably establish and otherwise reasonably satisfactory to Administrative Agent; (f) a flood insurance policy concerning such real property, if required by the Flood Disaster Protection Act of 1973; and (g) an appraisal, prepared by an independent appraiser acceptable to Administrative Agent, of such parcel of real property or interest in real property, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991, if applicable.
“Regulation D” means Regulation D of the FRB.
“Regulation U” means Regulation U of the FRB.
“Renewals” means (i) renewals of subscription or maintenance and support contracts, (ii) maintenance and support contracts that have transitioned to subscription contracts, or (iii) subscription contracts that have transitioned to maintenance and support contracts.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
“Required Lenders” means, at any time, Lenders whose Pro Rata Shares exceed 66 2/3%.
“SEC” means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.
“Senior Officer” means, with respect to any Loan Party, any of the president, the chief executive officer, the chief financial officer or the treasurer of such Loan Party.
“Significant Contract” means any written contract, agreement, instrument, permit, lease or license of any Loan Party or any Subsidiary of any Loan Party, which is material to any such

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party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.
“SMSRR Measurement Period” means each period of one (1) fiscal month ending on the last day of the month ending three (3) months prior to the current month (e.g., the measurement period for the month ended September 30, 2017 is the month ended June 30, 2017).
“Stockholder Affiliate” means a stockholder of the Borrower that is an Affiliate of the Borrower solely by virtue of such stockholder’s percentage ownership interest in the Borrower and not by virtue of any other relationship with the Borrower (such as being an officer or director of the Borrower or being affiliated with an officer or director of the Borrower).
    “Subscription, and Maintenance and Support Revenue” means, those Subscription, and Maintenance and Support Revenue amounts as disclosed in the Borrower’s quarterly and annual reports filed with the SEC.

“Subscription, and Maintenance and Support Renewal Rates” means the sum of the total dollar value of Renewals during the immediately preceding twelve (12) SMSRR Measurement Periods (the “TTM SMSRR Measurement Period”) divided by sum of the total of contracts with customers up for renewal during the TTM SMSRR Measurement Period. Renewals and Late Renewals pertaining to the TTM SMSRR Measurement Period will be included in the numerator of the month actually renewed, provided, however, Late Renewals occurring after the SMSRR Measurement Period shall be included in such SMSRR Measurement Period.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.
“Swap Obligation” means any Hedging Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.
“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
“Term Loan” is defined in Section 2.1.
“Term Loan Commitment” means, as to any Lender, such Lender’s commitment to make Term Loans under this Agreement. The amount of each Lender’s Term Loan Commitment is set forth on Annex A. The aggregate amount of the Term Loan Commitments of all Lenders is $10,000,000.
“Term Loan Maturity Date” means the earlier of (a) January 10, 2020, or (b) the Termination Date.

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“Term Note” means a promissory note issued to each Lender substantially in the form of Exhibit A.
“Termination Date” means the earlier to occur of (a) January 10, 2020, or (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated).
“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
“UCC” is defined in the Guaranty and Collateral Agreement.
“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
“Warrant” is defined in Section 12.1.20.
“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiaries shall be a reference to Wholly-Owned Subsidiaries of Borrower.
“Withholding Certificate” is defined in Section 7.6(d).
1.2    Other Interpretive Provisions.
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c)    The term “including” is not limiting and means “including without limitation.”

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(d)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
(e)    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.
(f)    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.
(g)    This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrower, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against Administrative Agent or the Lenders merely because of Administrative Agent’s or Lenders’ involvement in their preparation.
SECTION 2    TERM LOAN COMMITMENTS OF THE LENDERS.
2.1    Term Loan Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make a term loan to Borrower (each such loan, a “Term Loan”) on the Closing Date in such Lender’s Pro Rata Share of the aggregate amount of the Term Loan Commitments of all Lenders. The Term Loan Commitments of the Lenders shall expire concurrently with the making of the Term Loans on the Closing Date. Amounts repaid or prepaid with respect to Term Loans may not be re-borrowed.
SECTION 3    EVIDENCING OF TERM LOANS.
3.1    Term Notes. At a Lender’s request, the Term Loans of such Lender shall be evidenced by a Term Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the principal amount of such Lender’s Term Loans.
3.2    Recordkeeping. Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Term Loan made by each Lender, each repayment or conversion thereof. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Term Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Term Note to repay the principal amount of the Term Loans hereunder, together with all interest accruing thereon.

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3.3    Allocation of Purchase Price. The Borrower, Administrative Agent and Lenders acknowledge that under the regulations of the United States Department of Treasury, the issuance of the Term Notes and the Warrant for an aggregate, combined purchase price will require the purchase price to be allocated between the Term Notes and the Warrant based on their relative fair market values.  The allocation of the purchase price between the Term Notes (such amount to be allocated ratably between the Term Notes, if applicable) and the Warrant shall be determined in accordance with GAAP following the Closing Date. None of the Administrative Agent, the Borrower or Lenders will take any position for United States federal income tax purposes that is inconsistent with the provisions of this Section 3.3.   The allocation of the purchase price between the Term Notes and the Warrant does not modify, reduce or abrogate, in any manner, the Borrower’s obligations under the Term Notes and the Warrant, including the Borrower’s obligation to purchase the Warrant in accordance with, and for the purchase price set forth in, Section 9(c) and Exhibit A of the Warrant.
SECTION 4    INTEREST.
4.1    Interest Rates. Borrower agrees to pay interest on the unpaid principal amount of the Term Loans for the period commencing on the Closing Date of until such Term Loans are paid in full, at a rate per annum equal to the sum of the Prime Rate from time to time in effect plus the Applicable Margin; provided that at any time an Event of Default exists, if the Administrative Agent or the Required Lenders request, the interest rate applicable to the Term Loan shall be increased by 4%; provided further that such increase may thereafter be rescinded by the Administrative Agent and Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase and such bearing of interest shall occur automatically. In no event shall interest payable by Borrower to any Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.
4.2    Interest Payment Dates. Accrued interest on each Term Loan shall be compounded and added to the aggregate outstanding principal amount of the Term Loan at the end of each calendar month and shall otherwise be payable in arrears upon a prepayment of such Term Loan and at maturity. All such interest shall be paid in cash. Notwithstanding anything contained herein to the contrary, after maturity, and at any time an Event of Default exists, all accrued interest on all Term Loans shall be payable in cash on demand.
4.3    Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days per calendar year. The applicable interest rate for the Term Loan shall change simultaneously with each change in the Prime Rate.
SECTION 5    FEES.
5.1    Prepayment Fee. Borrower agrees that if the Term Loan is prepaid at any time, in whole or in part, for any reason (whether by voluntary prepayment by Borrower, by reason of the occurrence of an Event of Default or the acceleration of the Term Loans, including upon the occurrence of an insolvency proceeding of any Loan Party, or otherwise, but excluding any voluntary prepayment using proceeds received in connection with the disposition of Borrower’s

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investment in BriefCam Ltd.), or if the Term Loans shall become accelerated and due and payable in full, Borrower shall pay to Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Share, as compensation for the costs of Administrative Agent and Lenders making funds available to Borrower under this Agreement, a prepayment fee (each, a “Prepayment Fee”) calculated in accordance with this Section 5.1. Each Prepayment Fee shall be equal to an amount determined by multiplying (i) the principal amount prepaid (excluding, for this purpose, the principal amount attributable to compounded interest) by (ii) 10%. Lenders acknowledge and agree that Borrower may, at its election at any time, make a prepayment of amounts of principal attributable to compounded interest in whole or in part without any prepayment premium or penalty.
5.2    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with their Pro Rata Share a commitment fee (the “Commitment Fee”) in the amount of $190,000, which Commitment Fee shall be paid to the Administrative Agent in cash and is deemed fully earned and non-refundable on the Closing Date.
SECTION 6    PREPAYMENTS; REPAYMENT.
6.1    Prepayments.
6.1.1    Voluntary Prepayments. Borrower may from time to time prepay the Term Loans in whole or in part; provided that Borrower shall give Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 10:00 A.M., New York time, on the day of such prepayment of any Term Loan (which shall be a Business Day), specifying the date and amount of prepayment. Any such partial prepayment of a Term Loan shall be in an amount equal to $500,000 or a higher integral multiple of $100,000.
6.1.2    Mandatory Prepayments.
(a)    Borrower shall make a prepayment of the Term Loans upon the occurrence of any of the following at the following times and in the following amounts:
(i)    Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition (other than Net Cash Proceeds received as a result of the disposition of Borrower’s investment in BriefCam Ltd.), in an amount equal to 100% of such Net Cash Proceeds;

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(ii)    Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party or from any capital contribution (excluding (x) any issuance by Borrower of common Capital Securities to an employee, consultant or director pursuant to any equity compensation plan, benefit plan or compensation program, (y) any issuance by Borrower of Capital Securities upon exercise of the Warrants, and (z) any issuance by a Subsidiary to Borrower or another Subsidiary), in an amount equal to 100% of such Net Cash Proceeds;
(iii)    Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1), in an amount equal to 100% of such Net Cash Proceeds;
(iv)    Concurrently with the receipt by any Loan Party of any Extraordinary Receipts (other than Net Cash Proceeds received as a result of the disposition of Borrower’s investment in BriefCam Ltd.), in an amount equal to 100% of such Extraordinary Receipts; and
(v)    Concurrently with the occurrence of any Change of Control, in an amount equal to 100% of the outstanding principal balance of the Term Loans, together with all accrued but unpaid interest and all other Obligations outstanding.
6.2    Manner of Prepayments. All prepayments of Term Loans shall be applied pro rata among the Term Loans according to the principal amounts thereof.
6.3    Repayment. Unless sooner paid in full, the outstanding principal balance of the Term Loans together with all accrued but unpaid interest and all other Obligations outstanding shall be paid in full on the Term Loan Maturity Date.
SECTION 7    MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
7.1    Making of Payments. All payments of principal or interest on the Term Note(s), and of all fees, shall be made by Borrower to Administrative Agent in immediately available funds at the office specified by Administrative Agent not later than noon, New York time, on the date due; and funds received after that hour shall be deemed to have been received by Administrative Agent on the following Business Day. Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.
7.2    Application of Certain Payments. So long as no Default or Event of Default has occurred and is continuing, voluntary and mandatory prepayments shall be applied as set forth in Section 6.2. After the occurrence and during the continuance of a Default or an Event of Default, all amounts collected or received by Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as set forth in the Guaranty and Collateral Agreement.

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7.3    Due Date Extension. If any payment of principal or interest with respect to the Term Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
7.4    Setoff. Borrower, for itself and each other Loan Party, agrees that Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, Administrative Agent and each Lender may apply to the payment of any Obligations of Borrower and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower and each other Loan Party then or thereafter with Administrative Agent or such Lender.
7.5    Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of principal of or interest on any Term Loan (but excluding any payment pursuant to Sections 8 or 15.6) or (b) other recoveries obtained by all Lenders on account of principal of and interest on the Term Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Term Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
7.6    Taxes.
(a)    All payments made by Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
(b)    If Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent Borrower withholds any Taxes or any Excluded Taxes on payments hereunder or under any Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

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(c)    If any Lender or Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, Borrower will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.
(d)    (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Term Loan. If a Lender that is a Non-U.S. Lender is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Lender agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Term Loan.
(ii)    Each Lender that is not a Non-U.S. Lender (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.

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(iii)    Notwithstanding anything herein to the contrary, Borrower shall not be required to pay additional amounts to a Lender or to Administrative Agent, or indemnify any Lender or Administrative Agent, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of a Lender to comply with Section 7.6(d).
(iv)    Subject to the foregoing clause (d)(iii), Each Lender agrees to indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrower pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date Administrative Agent makes written demand therefor.
SECTION 8    INCREASED COSTS.
8.1    Increased Costs.
(a)    If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its Term Loans or its Term Note; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender of maintaining any Term Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Term Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
(b)    If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of

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any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Administrative Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.
8.2    Mitigation of Circumstances; Replacement of Lenders.
(a)    Each Lender shall promptly notify Borrower and Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, any obligation by Borrower to pay any amount pursuant to Sections 7.6 or 8.1 (and, if any Lender has given notice of any such event described above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.
(b)    If Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, Borrower may designate another bank which is acceptable to Administrative Agent in its reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Term Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Term Loans payable to such Lender plus any accrued but unpaid interest on such Term Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement and any other Loan Document, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.
8.3    Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1 and the provisions of such Section shall survive repayment of the Obligations,

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cancellation of any Term Note(s), expiration and termination of this Agreement. For purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be adopted and gone into effect after the date of this Agreement.
SECTION 9    REPRESENTATIONS AND WARRANTIES.
To induce Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Term Loans hereunder, Borrower and each Loan Party represents and warrants to Administrative Agent and the Lenders that:
9.1    Organization. Each Loan Party and each of their respective Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party and each of its Subsidiaries is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
9.2    Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder, and each Loan Party and each of its Subsidiaries is duly authorized to perform its obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party and each of its Subsidiaries of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party and any of their respective Subsidiaries or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party and any of its Subsidiaries or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents).
9.3    Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party or any Subsidiary of a Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
9.4    Financial Condition. The audited consolidated financial statements of Borrower and its Subsidiaries as at December 31, 2016, and the unaudited consolidated financial statements of Borrower and its Subsidiaries through September 30, 2017, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present

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fairly the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the results of their operations for the periods then ended.
9.5    No Material Adverse Change. Except as set forth on Schedule 9.5, since December 31, 2016, there has been no material adverse change in the financial condition, operations, assets, business, or properties of (i) the Loan Parties taken as a whole, or (ii) the Loan Parties and their Subsidiaries taken as a whole.
9.6    Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Loan Party or any Subsidiary of a Loan Party which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party and no Subsidiary of a Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.
9.7    Ownership of Properties; Liens. None of the Loan Parties owns any real property. Each Loan Party and each of its Subsidiaries owns good title to, or in the case of leased assets, has a valid leasehold interest in, or in the case of intellectual property rights, has a valid and enforceable rights to use, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except for Liens permitted by Section 11.2. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Liens permitted by Section 11.2, and filings for which termination statements have been delivered to Administrative Agent.
9.8    Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Administrative Agent, and such securities were issued in substantial compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party as of the Closing Date. All of the issued and outstanding Capital Securities of each direct or indirect Subsidiary of the Borrower is, directly or indirectly, owned by Borrower. As of the Closing Date, except for the Warrants and as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party or any Subsidiary of any Loan Party.
9.9    Pension Plans.
(a)    The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 430 of the Code, Section 303 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 303(k) of ERISA, or otherwise to have a Material

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Adverse Effect. There are no pending or, to the knowledge of Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Loan Party or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. No Loan Party and no other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, no Loan Party and no other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.
(b)    All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by Loan Parties or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Loan Party and no other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party and no other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
9.10    Investment Company Act. No Loan Party and no Subsidiary of any Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
9.11    Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
9.12    Regulation U. No Loan Party and no Subsidiary of any Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
9.13    Taxes. Each Loan Party and each of its Subsidiaries has timely filed all federal tax returns and material state tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any

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such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; provided that, in the case of a claim which could become a Lien on any Collateral, such contest proceedings have stayed the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim. The Loan Parties and their Subsidiaries have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Loan Party and no Subsidiary of any Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
9.14    Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the borrowing of the Term Loans hereunder and the use of the proceeds thereof, with respect to each Loan Party and each of its Subsidiaries, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities), (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.
9.15    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:
(a)    Each of the Facilities and all past and current operations at or from the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Loan Party’s or any Subsidiary’s operations, and there are no conditions relating to the Facilities or the Loan Party’s or any Subsidiary’s operations that could give rise to liability or obligation under any applicable Environmental Laws.
(b)    None of the Facilities contains or has previously contained any Hazardous Substances at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
(c)    Each Loan Party and each of its Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party and each of its Subsidiaries is in compliance with all terms and conditions thereof.
(d)    No Loan Party and no Subsidiary of any Loan Party has received or reasonably anticipates the issuance of any written or verbal notice of, or inquiry from, or agreement with, any federal, state or local governmental authority regarding any violation, alleged violation, non-compliance, liability or potential liability arising under

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Environmental Laws with regard to any of the Facilities or the Loan Party’s or any Subsidiary’s operations, nor does any Loan Party or any Subsidiary of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
(e)    Hazardous Substances have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary of any Loan Party, or arising from any Loan Party’s or any Subsidiary’s operations, in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
(f)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties and their respective Subsidiaries, threatened, under any Environmental Law to which any Loan Party or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party or any Subsidiary, the Facilities or the Loan Parties’ or any Subsidiary’s operations.
(g)    There has been no release of Hazardous Substances at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Loan Parties’ or any Subsidiary’s operations, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
(h)    No Loan Party and no Subsidiary of any Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.
9.16    Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties and each of their respective Subsidiaries as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party). Each Loan Party and each of its Subsidiaries and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties or such Subsidiaries operate.
9.17    Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party and any Subsidiary, together with, in the case of leased property, the name and mailing address of the lessor of such property.

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9.18    Information. All information heretofore or contemporaneously herewith furnished in writing by the Loan Parties and their Subsidiaries to Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby (as modified or supplemented by other written information so furnished) is, and all written information hereafter furnished by or on behalf of any Loan Party or any Subsidiary to Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Administrative Agent and the Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
9.19    Intellectual Property. Each Loan Party and each of its Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties and their Subsidiaries, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
9.20    [Reserved].
9.21    Labor Matters. Except as set forth on Schedule 9.21, no Loan Party and no Subsidiary of any Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party or any Subsidiary of any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties and each of their respective Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.
9.22    Anti-Terrorism Laws.
(a)    No Loan Party and no Subsidiary of any Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.
(b)    No Loan Party and no Subsidiary of any Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.

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(c)    No Loan Party and no Subsidiary of any Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
9.23    No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party or any Subsidiary of any Loan Party of any Debt hereunder or under any other Loan Document.
9.24    Hedging Agreements. No Loan Party is a party to any Hedging Agreement.
9.25    OFAC. Each Loan Party and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party and no Affiliate of a Loan Party (excluding a Stockholder Affiliate), and to the knowledge of the Loan Parties, no Stockholder Affiliate, (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.
9.26    Patriot Act. Loan Parties and each of their Affiliates (excluding Stockholder Affiliates), and to the knowledge of the Loan Parties, Stockholder Affiliates, are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.
9.27    Customers and Suppliers. Schedule 9.27 sets forth the complete and accurate list of (a) the 10 largest customers of the Loan Parties (measured by aggregate billing) during the (i) Fiscal Year most recently ended and (ii) September 30, 2017 and after the Closing Date the most recently closed Fiscal Quarter, indicating the amount of the existing contractual obligations for each such

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customer (and noting the relevant Loan Party), and (b) the 10 largest suppliers of materials, products or services to the Loan Parties (measured by the aggregate amount purchased by the Loan Parties during the (i) Fiscal Year most recently ended and (ii) September 30, 2017 and after the Closing Date the most recently closed Fiscal Quarter, indicating the amount of the existing contractual obligations for each such supplier (and noting the relevant Loan Party).
9.28    Significant Contracts. Schedule 9.28 as updated from time to time, including pursuant to any notice required under this Agreement) sets forth all Significant Contracts of the Loan Parties. After the Closing Date, no Loan Party has entered into, accelerated, terminated, modified, canceled or permitted to expire any Significant Contract or received notice that any other Person intends to accelerate, terminate, modify, cancel or permit to expire any such Significant Contract.
9.29    Certain Foreign Subsidiaries. Qumu Japan, Qumu Middle East and Qumu Singapore do not own any assets or Capital Securities other than de minimis amounts of assets incidental to the conduct of their business.
SECTION 10    AFFIRMATIVE COVENANTS.
Until all Obligations hereunder and under the other Loan Documents are paid in full, Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
10.1    Reports, Certificates and Other Information. Furnish to Administrative Agent:
10.1.1    Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year, (a) a copy of the annual audit report of Borrower and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Year, certified without an expression of uncertainty regarding the Borrower’s ability to continue as a going concern and without qualification (other than a going concern qualification solely as a result of projected non-compliance with the covenants set forth in Section 11.13) by independent auditors of recognized standing selected by Borrower and reasonably acceptable to Administrative Agent (it being agreed that Borrower’s independent auditor as of the Closing Date is acceptable to Administrative Agent), together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that Loan Parties were not in compliance with any provision of Sections 11.1, 11.3, 11.4 or 11.13.2 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that Loan Parties were not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year; and (b) a consolidating balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidating

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statement of earnings for Borrower and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of Borrower.
10.1.2    Interim Reports. (a)  Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and consolidated cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of Borrower; and (b) promptly when available and in any event within 30 days after the end of each month, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such month, together with consolidated and consolidating statements of earnings for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, certified by a Senior Officer of Borrower.
10.1.3    Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of interim statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such statements and signed by a Senior Officer of Borrower, containing (i) a computation of each of the applicable financial ratios and restrictions set forth in Section 11.13 and to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, (ii) certification by Borrower that all of the representations and warranties set forth in this Agreement and the other Loan Documents remain true and correct in all material respects as of the date of such compliance certificate (except for representations and warranties that speak as to a specific date, in which case such representations and warranties shall remain true and correct as of such date and except for changes permitted by this Agreement), and (iii) a statement of Borrower’s management in the form as delivered to the Board and setting forth a discussion of Borrower’s and its Subsidiaries’ financial condition, changes in financial condition and results of operations.
10.1.4    Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, (a) copies of all regular, periodic or special reports of any Loan Party filed with the SEC; (b) copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and (c) copies of all proxy statements or other communications made to security holders generally provided that filing or furnishing of such report, registration statement, proxy statement or other communication with the SEC via the EDGAR system shall be deemed to be furnishing of the same to Administrative Agent.

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10.1.5    Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or any Subsidiary affected thereby with respect thereto:
(a)    the occurrence of a Default or an Event of Default;
(b)    any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Administrative Agent which has been instituted or, to the knowledge of Borrower, is threatened in writing against any Loan Party or any Subsidiary of any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;
(c)    the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Loan Party with respect to any post-retirement welfare benefit plan or other employee benefit plan of any Loan Party or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
(d)    any cancellation or material change in any insurance maintained by any Loan Party or any Subsidiary of any Loan Party; or
(e)    any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.
10.1.6    Management Reports. Promptly upon receipt thereof, copies of all management reports submitted to Borrower or its Subsidiaries by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower and its Subsidiaries.
10.1.7    Projections; Annual Financial Plan. As soon as practicable, and in any event not later than the commencement of each Fiscal Year, preliminary annual operating plan for the next Fiscal Year (including financial projections for Borrower and its Subsidiaries for such Fiscal Year with projected quarterly

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operating results as well as projected balance sheet and cash flow) prepared in a manner consistent with past practices including detail not less than provided to the Administrative Agent prior to the Closing Date and such other detail as reasonably requested by the Administrative Agent, accompanied by a certificate of a Senior Officer of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by Borrower in good faith, (b) Borrower has a reasonable basis for the assumptions contained in such projections, (c) such projections have been prepared in accordance with such assumptions, and (d) in the case of a final annual operating plan, the Board has approved such annual operating plan. The preliminary annual operating plan including projections delivered pursuant to this Section 10.1.7 shall be deemed to be final upon the earlier to occur of (x) the Board has approved such annual operating plan or (y) the last day of February of such Fiscal Year; provided that in any event such annual operating plan will be provided to Administrative Agent not later than 10 days of Board approval.
10.1.8    Updated Schedule. Contemporaneously with the furnishing of each (i) annual audit report pursuant to Section 10.1.1, an updated version of Schedule 9.17 showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the other notice and delivery requirements set forth herein) and (ii) fiscal quarter report pursuant to Section 10.1.2(a), an updated version of Schedules 9.27 and 9.28 showing information as of the date of such report (it being agreed and understood that this requirement shall be in addition to the other notice and delivery requirements set forth herein).
10.1.9    Additional Reports. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of interim statements pursuant to Section 10.1.2(a), (i) a Bookings Report, (ii) a Deferred Revenue Report, (iii) a Milestone Report, and (iv) Earnings Report.
10.1.10    Other Information. Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning the Loan Parties and each of their Subsidiaries, their properties or business, as any Lender or Administrative Agent may reasonably request.
10.2    Books, Records and Inspections. Keep, and cause each other Loan Party and each of their respective Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party and each of their respective Subsidiaries to permit, any Lender or Administrative Agent or any representative or agent thereof to inspect the properties and operations of the Loan Parties and their Subsidiaries; and permit, and cause each other Loan Party and each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or Administrative Agent or any representative or agent thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Administrative Agent or

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any representative or agent thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party and each of their respective Subsidiaries to permit, Administrative Agent and its representatives and agents to inspect the Inventory and other tangible assets of the Loan Parties and each of their Subsidiaries, to perform appraisals of the equipment of the Loan Parties and each of their Subsidiaries, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by Administrative Agent shall be at Borrower’s expense.
10.3    Maintenance of Property; Insurance.  (a) Keep, and cause each other Loan Party and each of their respective Subsidiaries to keep, all property useful and necessary in the business of the Loan Parties and each of their respective Subsidiaries in good working order and condition, ordinary wear and tear excepted.
(b)    Maintain, and cause each other Loan Party and each of their respective Subsidiaries to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated (including, without limitation, business interruption insurance in an amount not less than as maintained on the Closing Date, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of Administrative Agent or any Lender, furnish to Administrative Agent or such Lender original or electronic copies of policies evidencing such insurance, and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and each of their respective Subsidiaries. Borrower shall cause each issuer of an insurance policy to provide Administrative Agent with an endorsement (i) showing Administrative Agent as loss payee with respect to each policy of property or casualty insurance and naming Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Administrative Agent. Borrower shall, and shall cause each other Loan Party to, execute and deliver to Administrative Agent a collateral assignment, in form and substance satisfactory to Administrative Agent, of each business interruption insurance policy maintained by any Loan Party.
(c)    UNLESS BORROWER PROVIDES ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION

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WITH THE COLLATERAL. BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING ADMINISTRATIVE AGENT WITH EVIDENCE THAT LOAN PARTIES HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.
10.4    Compliance with Laws; Payment of Taxes and Liabilities. (a)  Comply, and cause each other Loan Party and each of their respective Subsidiaries to comply, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the OFAC, Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.
10.5    Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).
10.6    Use of Proceeds. Use the proceeds of the Term Loans solely to refinance existing Debt of the Borrower, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Term Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

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10.7    Employee Benefit Plans.
(a)    Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.
(b)    Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.
(c)    Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.
10.8    Environmental Matters. (a) If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any of the Facilities or any other assets of any Loan Party or any Subsidiary of any Loan Party, Borrower shall, or shall cause the applicable Loan Party or the applicable Subsidiary of such Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Loan Party and each of their respective Subsidiaries to, comply with any Federal or state judicial or administrative order requiring the performance at any of the Facilities of any Loan Party or any Subsidiary of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation, handling, storage, generation, treatment or disposal of Hazardous Substances is permitted by this Agreement, Borrower shall, and shall cause each other Loan Party and each of their respective Subsidiaries to comply with Environmental Laws in all such activities and to dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.
(b)    Borrower shall comply in all material respects with the requirements of all federal, state, and local Environmental Laws applicable to the Loan Parties and each of their respective Subsidiaries or the Facilities; notify the Administrative Agent promptly in the event of any spill, release or disposal of Hazardous Substances on, or hazardous waste pollution or contamination affecting, the Facilities in material violation of applicable Environmental Laws of which a Loan Party has actual knowledge; forward to the Administrative Agent promptly any written notices relating to such matters received from any Governmental Authority; and pay when due any fine or assessment against the Facilities arising under Environmental Laws, provided, that the Loan Parties and each of their respective Subsidiaries shall not be required to pay any such fine or assessment so long as the validity thereof shall be diligently contested in good faith by appropriate proceedings and they shall have set aside on their books reasonable reserves (in accordance with GAAP) with respect to any such fine or assessment so contested; and provided further

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that, in any event, payment of any such fine or assessment shall be made before any of the Facilities shall be subjected to a Lien or be seized or sold in satisfaction thereof.
(c)    Borrower shall promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that would be expected to cause any of the representations and warranties contained in Section 9.15 to cease to be true in all material respects for any time before the Closing Date.
10.9    Further Assurances. Take, and cause each other Loan Party and each Subsidiary of any Loan Party to take, such actions as are necessary or as Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Administrative Agent (subject to Permitted Liens) on substantially all of the assets of Borrower and each Loan Party (as well as all Capital Securities of each domestic Subsidiary, all Capital Securities of each first-tier foreign Subsidiary that is not a CFC, and with respect to any first-tier foreign Subsidiary that is a CFC, 100% of all non-voting Capital Securities and 65% of all voting Capital Securities) and guaranteed by each Loan Party (including, immediately upon the acquisition or creation thereof (or such longer period as the Administrative Agent may provide in its sole discretion), any Subsidiary acquired or created after the Closing Date), in each case as Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements, opinions of counsel and other documents, in each case in form and substance reasonably satisfactory to Administrative Agent, and the filing or recording of any of the foregoing, (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession, and (c) with respect to any real property acquired by any Loan Party after the Closing Date, the delivery within thirty (30) days after the date such real property was acquired (or such longer period as the Administrative Agent may provide in its sole discretion) of each of the Real Estate Documents with respect to such real property. Notwithstanding the foregoing, each Loan Party shall notify Administrative Agent of each Subsidiary that is formed subsequent to the Closing Date and within ten (10) days of formation of any Subsidiary required to become a guarantor pursuant to the preceding sentence, shall deliver joinder documents or other documents with respect to such entity becoming a guarantor as reasonably acceptable to Administrative Agent without any further action required by Administrative Agent.
10.10    Accounts. Unless Administrative Agent otherwise consents in writing, in order to facilitate Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the Collateral, maintain all of their deposit accounts and securities accounts (a) with an institution that has entered into a control agreement with Administrative Agent and the applicable Loan Party granting “control” (as defined in the UCC) of such accounts to Administrative Agent and otherwise in form and substance satisfactory to Administrative Agent, and (b) in a structure acceptable to Administrative Agent. For the avoidance of doubt, all receivables of each Loan Party shall be deposited into a deposit account that meets the requirements of this Section 10.10.
10.11    Post-Closing Covenants. Borrower shall satisfy the requirements and/or provide to the Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 10.11, in form and substance acceptable to the Administrative Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by the

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Administrative Agent in its sole discretion, each of which shall be completed or provided in form and substance satisfactory to the Administrative Agent.
SECTION 11    NEGATIVE COVENANTS
Until all Obligations hereunder and under the other Loan Documents are paid in full, Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:
11.1    Debt. Not, and not permit any other Loan Party or any Subsidiary of any Loan Party to, create, incur, assume or suffer to exist any Debt, except:
(a)    Obligations under this Agreement and the other Loan Documents;
(b)    Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $100,000;
(c)    Debt of Borrower to any domestic Wholly-Owned Subsidiary or Debt of any Subsidiary to Borrower or a domestic Wholly-Owned Subsidiary of the Borrower; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Administrative Agent and pledged and delivered to Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Administrative Agent;
(d)    Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased or the maturity thereof shortened;
(e)    Debt permitted by Section 11.15 between Borrower and a foreign Subsidiary subject to the Intercompany Subordination Agreement; and
(f)    Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions not otherwise prohibited under this Agreement or any of the Loan Documents.
11.2    Liens. Not, and not permit any other Loan Party or any Subsidiary of any Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a)    Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

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(b)    Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(c)    Liens described on Schedule 11.2 as of the Closing Date;
(d)    subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased for the Capital Leases described on Schedule 11.2), and (ii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;
(e)    attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f)    easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party or any Subsidiary of any Loan Party; and
(g)    Liens arising under the Loan Documents.
Notwithstanding anything contained herein to the contrary, no Loan Party shall create or permit to exist any Lien on (x) any real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) of any foreign Subsidiary, or (y) any Capital Securities issued by any foreign Subsidiary (other than Liens arising under the Loan Documents).
11.3    Operating Leases. Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties and their Subsidiaries (on a consolidated basis) to exceed $1,500,000 in a Fiscal Year.
11.4    Restricted Payments. Not, and not permit any other Loan Party or any Subsidiary of any Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities (except in connection with the exercise or vesting of equity awards in accordance with the terms of such awards) , (c) pay any management fees, transaction-based fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt or (e) set aside funds for any of the foregoing; except that (i) any

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Subsidiary of Borrower may declare and pay dividends to the Borrower or any domestic Wholly-Owned Subsidiary of Borrower, (ii) a Loan Party may purchase or redeem any of its Capital Securities from an officer, employee, consultant, manager and director in connection with the termination of employment or engagement of any such Person so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) the such redemptions and repurchases are for the lesser of fair market value and cost, and (z) the aggregate amount in respect of all such redemptions and repurchases does not exceed $100,000 in any Fiscal Year, and (iii) Each of Qumu Ltd., Qumu UK Limited and Qumu UK Holdings may make loans to, make Investments in, declare and pay dividends to or otherwise transfer funds to one another, so long as such loans, dividends and Investments are reported to Administrative Agent on a monthly basis and in detail reasonably satisfactory to Administrative Agent.

11.5    Mergers, Consolidations, Sales. Not, and not permit any other Loan Party or any Subsidiary of any Loan Party to (a) be a party to any merger or consolidation, (b) sell, transfer, dispose of, convey or lease any of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for (x) sales of inventory in the ordinary course of business and (y) the issuance of Capital Securities of the Borrower, (c) license or dispose of any intellectual property other than (x) non-exclusive licenses of intellectual property of any Loan Party in the ordinary course of business (for the avoidance of doubt licenses to a competitor of the Loan Parties shall be deemed outside of the ordinary course of business) and (y) a Permitted Exclusive License, provided, that each such license in clauses (x) and (y) does not materially impair the value of such intellectual property as collateral for the Obligations, or (d) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any domestic Wholly-Owned Subsidiary into Borrower or into any other domestic Wholly-Owned Subsidiary; and (ii) any such purchase or other acquisition (x) by a Loan Party of the assets or Capital Securities of any domestic Wholly-Owned Subsidiary, or (y) by a foreign Subsidiary of the assets or Capital Securities of another foreign Subsidiary.
11.6    Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party or any of their respective Subsidiaries to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; not change, or allow any Loan Party or any of their respective Subsidiaries to change, its state of formation or its organizational form.
11.7    Transactions with Affiliates. Not, and not permit any other Loan Party or any of their respective Subsidiaries to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.
11.8    Unconditional Purchase Obligations. Not, and not permit any other Loan Party or any of their Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.
11.9    Inconsistent Agreements. Not, and not permit any other Loan Party or any of their Subsidiaries to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by any Loan Party of

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any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party or any of its Subsidiaries from granting to Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (a) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (b) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (c) customary provisions in leases and other contracts restricting the assignment thereof.
11.10    Business Activities; Issuance of Equity. Not, and not permit any other Loan Party or any Subsidiary to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Not permit any Subsidiary to issue any Capital Securities other than any issuance by a Subsidiary to Borrower or another Subsidiary in accordance with Section 11.4 and not permit any amendment or modification of existing Capital Securities of any Subsidiary.
11.11    Investments. Not, and not permit any other Loan Party or any Subsidiary to, make or permit to exist any Investment in any other Person, except the following:
(a)    contributions by Borrower to the capital of any domestic Wholly-Owned Subsidiary in existence on the Closing Date, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary in existence on the Closing Date, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its Capital Securities and substantially all of its real and personal property, in each case in accordance with Section 10.9;
(b)    Investments constituting Debt permitted by Section 11.1;
(c)    Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;
(d)    Cash Equivalent Investments;
(e)    Subject to Section 10.10, bank deposits in the ordinary course of business;
(f)    Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors; and
(g)    Investments listed on Schedule 11.11 existing as of the Closing Date.
provided that (x) any Investment which when made complies with the requirements of the definition of the term Cash Equivalent Investment may continue to be held notwithstanding that

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such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default exists.
11.12    Fiscal Year. Not change its or any Loan Party’s or any of their respective Subsidiaries’ Fiscal Year.
11.13    Financial Covenants.
11.13.1    Minimum Core Bookings. Beginning with the Computation Period ending September 30, 2018, not permit the sum of Core Bookings as of the last day of any Computation Period to be less than $8,000,000 for such Computation Period. For the purpose of calculating such Core Bookings, Core Bookings shall be reduced by the aggregate amount of any reversals and negative adjustments affecting Core Bookings in such Computation Period.
11.13.2    Maximum Deferred Revenue Non-Current. Beginning with the Computation Period ending September 30, 2018, not permit Deferred Revenue Non-Current as of the last day of any Fiscal Quarter to be greater than 20% of Deferred Revenue (inclusive of Deferred Revenue Non-Current).
11.13.3    Minimum Subscription and Maintenance and Support Revenue. Beginning with the Computation Period ending September 30, 2018, not permit the aggregate Subscription and Maintenance and Support Revenue as of the last day of any Computation Period to be less than $15,000,000 for such Computation Period.
11.13.4    Subscription and Maintenance and Support Renewal Rates. Beginning with the Fiscal Quarter ending September 30, 2018, not permit the Subscription and Maintenance and Support Renewal Rates as of the last day of any Fiscal Quarter to fall below 75%.
11.14    Cancellation of Debt. Not, and not permit any other Loan Party or any of their respective Subsidiaries to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $100,000 in any Fiscal Year.
11.15    Transfer to Foreign Subsidiaries. Borrower shall not, and shall not permit any of the Loan Parties to, sell, transfer, assign (by operation of law or otherwise), distribute, loan, advance, invest or otherwise dispose of, any money, assets or property in or to any foreign Subsidiary, except for loans of not greater than $500,000 per Fiscal Year. Any such intercompany loan shall be (i) evidenced by a note and owed to a Loan Party, (ii) delivered to Administrative Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(s) that are the payee(s) on such note and (iii) any such loan is subordinated pursuant to the Intercompany Subordination Agreement.
11.16    Compliance with Laws. Borrower shall not, and shall not permit any of the Loan Parties or any of their respective Subsidiaries, to fail to comply with the laws, regulations and executive orders referred to in Sections 9.25 and 9.26.

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11.17    Maintenance and Hosted Service Agreements. The Loan Parties and their Subsidiaries shall not without the prior written consent of the Administrative Agent in each case, solicit or otherwise incent customers or others to accelerate any payments which were not currently due under any maintenance agreement, service agreement, statement of work, master service agreement, hardware agreement, hosted service agreement, license agreement, or contract.
11.18    Certain Foreign Subsidiaries. Not permit any of Qumu Japan, Qumu Middle East and Qumu Singapore to incur any liabilities in excess of $500,000 in the aggregate at any time, own or acquire any assets or Capital Securities other than de minimis amounts of assets incidental to the conduct of their business and not permit Qumu Japan, Qumu Middle East and Qumu Singapore, taken as a whole, to have gross revenue in excess of $1,000,000 for the immediately preceding twelve (12) fiscal months, provided however, such limitation shall not apply to the extent the Loan Parties take such actions as further described in Section 10.9 hereof as reasonably requested by the Administrative Agent with respect to a pledge of the Capital Securities of Qumu Japan, Qumu Middle East and Qumu Singapore.
SECTION 12    EFFECTIVENESS; CONDITIONS OF LENDING, ETC.
The obligation of each Lender to make its Term Loan on the Closing Date is subject to the satisfaction of the following conditions precedent:
12.1    Term Loans. The obligation of the Lenders to make the Term Loans is, subject to the conditions precedent that Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Administrative Agent), in form and substance satisfactory to Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by Administrative Agent and the Lenders is called the “Closing Date”)(for the avoidance of doubt funding of the Term Loans by the Lenders deemed satisfaction of the following unless set forth on Schedule 10.11):
12.1.1    Agreement, Term Notes and other Loan Documents. This Agreement and, to the extent requested by any Lender, a Term Note made payable to such Lender, and all other Loan Documents.
12.1.2    Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

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12.1.3    Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.
12.1.4    Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Term Loans on the Closing Date.
12.1.5    Guaranty and Collateral Agreement. A counterpart of the Guaranty and Collateral Agreement executed by each Loan Party, together with all instruments, transfer powers and other items required to be delivered in connection therewith.
12.1.6    Perfection Certificate. A Perfection Certificate completed and executed by each Loan Party.
12.1.7    Collateral Access Agreements.
(a)    In the case of any leased real property for which Administrative Agent requires a Collateral Access Agreement, a Collateral Access Agreement from the landlord of such property waiving any landlord’s Lien in respect of personal property kept at the premises subject to such lease.
(b)    A Collateral Access Agreement with respect to each bailee with which Borrower or any Subsidiary keeps Inventory or other assets that are required under the Guaranty and Collateral Agreement to be delivered on the Closing Date.
12.1.8    Control Agreements. All deposit account control agreements and securities account control agreements that are required under the Guaranty and Collateral Agreement to be delivered on the Closing Date.
12.1.9    Opinions of Counsel. Opinions of counsel for each Loan Party reasonably requested by Administrative Agent.
12.1.10    Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.
12.1.11    Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

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12.1.12    Solvency Certificate. A solvency certificate executed by a Senior Officer of Borrower.
12.1.13    Pro Forma Financial Statements. A consolidated pro forma balance sheet of Borrower as at December 31, 2017, adjusted to give effect to the consummation of the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders.
12.1.14    Reports. Administrative Agent shall have received and been reasonably satisfied with such Bookings Report and Deferred Revenue Report calculated as of October 31, 2017.
12.1.15    Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) termination of all agreements relating thereto and the release of Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2), and (c) such other Uniform Commercial Code termination statements as Administrative Agent may reasonably request.
12.1.16    Filings, Registrations and Recordings. Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by Administrative Agent to be filed, registered or recorded in order to create in favor of Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.
12.1.17    Closing Certificate, Consents and Permits. A certificate executed by an officer of Borrower on behalf of Borrower certifying the matters set forth in Section 12.2 and certain other matters requested by the Administrative Agent as of the Closing Date.
12.1.18    Financial Statements. Administrative Agent shall have received and been reasonably satisfied with such financial statements of Loan Parties requested by Administrative Agent, including, without limitation, through the most recent year-to-date interim period.

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12.1.19    No Material Adverse Change. There shall not have occurred since December 31, 2016, any developments or events which individually or in the aggregate with other such circumstances has had or could reasonably be expected to have a Material Adverse Effect.
12.1.20    Investment Documents. The Administrative Agent shall have received confirmation of ownership and capital structure of the Loan Parties and be satisfied with the constituent documents of the Loan Parties and related investment agreements. ESW Holdings or its Affiliate shall have received a warrant, in the form of Exhibit D, for the purchase of common Capital Securities of Borrower (the “Warrant”).
12.1.21    Employment Agreements. Receipt by the Administrative Agent of employment agreements for certain key management of Borrower duly executed and delivered by each party thereto, in each case, in form and substance satisfactory to the Administrative Agent.
12.1.22    [Reserved].
12.1.23    Diligence. The Administrative Agent shall have received all due diligence materials as Administrative Agent has requested and Administrative Agent shall have found such due diligence satisfactory to it, including, without limitation, Significant Contracts, service contracts, orders and existing backlog.
12.1.24    Condition. Administrative Agent shall have completed a satisfactory examination of the condition of the Loan Parties, including, without limitation, review of (a) the books, records and assets of the Loan Parties, (b) a special purpose review of the Loan Parties' historical cash flow, conducted by a firm and in form and substance acceptable to Administrative Agent.
12.1.25    Background Checks. Administrative Agent shall have reviewed and shall have been satisfied with background checks on certain key management of Loan Parties.
12.1.26    Approvals. Administrative Agent shall have received approval of its executive credit committee.
12.1.27    [Reserved].
12.1.28    Source Code Escrow. Administrative Agent and Borrower shall have entered into a third party source code escrow agreement satisfactory to Administrative Agent in its reasonable discretion.
12.1.29    Other. Such other documents as Administrative Agent or any Lender may reasonably request.

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12.2    Compliance with Warranties, No Default, etc. Both before and after giving effect to the borrowing of the Term Loans, the following statements shall be true and correct and certified to the Administrative Agent in a certificate signed by a duly authorized representative of Borrower:
(a)    the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);
(b)    no Default or Event of Default shall have then occurred and be continuing; and
(c)    the Loan Parties shall be in compliance on a pro forma basis with the financial covenants set forth in Section 11.13 computed using the covenant levels and financial information for the most recently ended month or Fiscal Quarter, whichever is applicable, for which information is available.
SECTION 13    EVENTS OF DEFAULT AND THEIR EFFECT.
13.1    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
13.1.1    Non-Payment of the Term Loans, etc. Default in the payment when due of the principal of any Term Loan; or default, and continuance thereof for three Business Days, in the payment when due of any interest, fee, or other amount payable by any Loan Party hereunder or under any other Loan Document.
13.1.2    Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party or any Subsidiary of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $100,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party or any Subsidiary of any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
13.1.3    Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party or any Subsidiary of any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

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13.1.4    Bankruptcy, Insolvency, etc. Any Loan Party or any Subsidiary of any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party or any Subsidiary of any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party or any Subsidiary of any Loan Party, and if such case or proceeding is not commenced by such Loan Party or such Subsidiary, it is consented to or acquiesced in by such Loan Party or such Subsidiary, or remains for 60 days undismissed; or any Loan Party or any Subsidiary of any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
13.1.5    Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1, 10.2, 10.3(b), 10.5, 10.6, 10.11, or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 15 days.
13.1.6    Representations; Warranties. Any representation or warranty made by any Loan Party or any Subsidiary of any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party or any Subsidiary of any Loan Party to Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
13.1.7    Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability; or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.

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13.1.8    Judgments. Final judgments which exceed an aggregate of $100,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) shall be rendered against any Loan Party or any Subsidiary of any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.
13.1.9    Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party or any Subsidiary of any Loan Party (or any Person by, through or on behalf of any Loan Party or any Subsidiary of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
13.1.10    Public Company Failure. Borrower’s SEC reporting obligations under the Securities Exchange Act of 1934, as amended, are terminated or Borrower’s Capital Securities are delisted from The Nasdaq Stock Market and not listed on any other national stock exchange (for the avoidance of doubt a “national stock exchange” shall not include OTC Bulletin Board or any other similar over the counter exchange).
13.1.11    Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.
13.1.12    Cessation of Business. If any Loan Party or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business.
13.2    Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of Borrower, the Term Loans and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Administrative Agent may (and, upon the written request of the Required Lenders shall) declare all or any part of the Term Loans and all other Obligations hereunder to be due and payable, whereupon the Term Loans and other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. Administrative Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.
13.3    Forbearance Period. Notwithstanding the occurrence an Event of Default (except any Event of Default described in Sections 13.1.1 or 13.1.4), the Lenders agree, subject to the proviso of this sentence, that for the 60 day period following the occurrence of any such Event of Default Lenders shall forbear from selling, leasing, or otherwise disposing of any Collateral comprising Intellectual Property, and from demanding or causing the release or delivery to Administrative Agent of any Collateral comprising Intellectual Property (including under any source code escrow arrangement) provided (i) Borrower’s management and the Board of Directors continue general active management of the business of Borrower, (ii) no party who holds or acquires a Lien on or against all or any material portion of any Loan Party’s Intellectual Property actually exercises foreclosure or similar remedies against such property, (iii) Borrower will make

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its officers, employees and affiliates available at Lender’s reasonable request, (iv) Borrower will maintain, preserve, and protect all Collateral and (v) Borrower is exercising commercially reasonable efforts to consummate a financing or other transaction that will enable it to satisfy and discharge the Obligations.
13.4    Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Loan Parties shall approve Administrative Agent as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Administrative Agent, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).
For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Administrative Agent (on behalf of the Lender group), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents
SECTION 14    THE AGENT.
14.1    Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely

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as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
14.2    Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
14.3    Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.
14.4    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved

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by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
14.5    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.
14.6    Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent.
14.7    Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its

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ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Term Loans, cancellation of the Term Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.
14.8    Administrative Agent in Individual Capacity. ESW Holdings and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though ESW Holdings were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, ESW Holdings or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledges that Administrative Agent shall be under no obligation to provide such information to them. With respect to their Term Loans (if any), ESW Holdings and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though ESW Holdings were not Administrative Agent, and the terms “Lender” and “Lenders” include ESW Holdings and its Affiliates, to the extent applicable, in their individual capacities.
14.9    Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Default or Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
14.10    Collateral Matters. Each Lender authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that,

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except as otherwise set forth herein, any action taken by Administrative Agent or Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Administrative Agent under any Collateral Document (i) upon payment in full of all Term Loans and all other outstanding obligations of Borrower hereunder; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any guarantor); or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii) (it being understood that Administrative Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by Administrative Agent at any time, the Lenders will confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.10.
14.11    Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the a commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.
14.12    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the

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reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5, 15.5 and 15.17.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
14.13    Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 15    GENERAL.
15.1    Waiver; Amendments. No delay on the part of Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Term Loan Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Term Loans or any fees payable hereunder without the written consent of each Lender directly

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affected thereby, (c) reduce the principal amount of any Term Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) release any guarantor from its obligations under the Guaranty and Collateral Agreement, other than as part of or in connection with any disposition permitted hereunder, or all or any substantial part of the Collateral granted under the Collateral Documents (except as permitted by Section 14.9), change the definition of Required Lenders, any provision of this Section 15.1, any provision of Section 13.4 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (d), the written consent of all Lenders. No provision of Sections 6.1.2 or 6.2 with respect to the timing or application of mandatory prepayments of the Term Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term Loans affected thereby. No provision of Section 14 or other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of Administrative Agent.
Notwithstanding the foregoing, this agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Administrative Agent is not a Non-Consenting Lender, Administrative Agent and/or a Person or Persons reasonably acceptable to Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Administrative Agent’s request, sell and assign to Administrative Agent and/or such Person or Persons, all of the Term Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all such Term Loans held by such Non-Consenting Lenders and all accrued interest, fees, expenses and other amounts then due with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
15.2    Confirmations. Borrower and each holder of a Term Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Term Loans then outstanding under such Term Note.
15.3    Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or

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overnight courier service shall be deemed to have been given when received. Administrative Agent shall be entitled to rely on telephonic instructions from any person that Administrative Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
15.4    Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that (i) for measurement periods or computational periods that include periods after January 1, 2018, such character, amount, determination or calculation shall be made without regard to the impact of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) issued by the Financial Accounting Standards Board and (ii) if Borrower notifies Administrative Agent that Borrower wishes to amend any covenant in Sections 10 or 11.13 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Administrative Agent notifies Borrower that the Required Lenders wish to amend Sections 10 or 11.13 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and the Required Lenders.
15.5    Costs, Expenses and Taxes. Each Loan Party, jointly and severally agrees to pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated (in the case of out-of-pocket costs and expenses incurred prior to the date hereof, up to a maximum of $100,000 with additional fees, if any, subject to the prior approval of Borrower which approval shall not be unreasonably withheld), and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each Loan Party agrees to pay, and to save Administrative Agent and the Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Term Loans, cancellation of the Term Notes, or termination of this Agreement.
15.6    Assignments; Participations.
15.6.1    Assignments.  (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s

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Term Loans and Term Loan Commitments, with the prior written consent of Administrative Agent, and Borrower (which consent of Borrower shall not be unreasonably withheld or delayed), provided, however, consent of Borrower shall not be required (x) for an assignment by a Lender to a Lender or an Affiliate of a Lender or an Approved Fund, or, or (y) during the existence of a Default or an Event of Default. Except as Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the remaining Term Loan Commitment and Term Loans held by the assigning Lender. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Sections 7.6 or 8 to the Assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof.
(b)    From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Term Note in the principal amount of the Assignee’s Pro Rata Share of the of the Assignee’s Term Loans (and, as applicable, a Term Note in the principal amount of the Term Loans retained by the assigning Lender). Each such Term Note shall be dated the effective date of such assignment. Upon receipt by Administrative Agent of such Term Note(s), the assigning Lender shall return to Borrower any prior Term Note held by it.
(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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15.6.2    Participations. Any Lender may at any time sell to one or more Persons participating interests in its Term Loans, Term Loan Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).
15.7    Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Term Loan Commitment of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Term Loans. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.
15.8    GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
15.9    Confidentiality; Non-Public Information.
(a)    As required by federal law and Administrative Agent’s policies and practices, Administrative Agent may need to obtain, verify, and record certain customer

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identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by Administrative Agent or such Lender or such Lender’s Affiliates or Approved Funds in evaluating, approving, structuring or administering the Term Loans and the Term Loan Commitments, provided that, all such Persons shall be bound by obligations of confidentiality in respect of such information no less restrictive than this Section 15.9; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of Administrative Agent, or any Lender who may provide Bank Products to the Loan Parties, provided that, all such Persons shall be bound by obligations of confidentiality in respect of such information no less restrictive than this Section 15.9; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential; or (i) that ceases to be confidential through no fault of Administrative Agent or any Lender. In the case of any disclosure under Sections 15.9.1(c), (d), (e) and (f), Administrative Agent and such Lender will provide Borrower, to the extent not prohibited by law, with reasonably prompt notice thereof so that Borrower may seek, at Borrower’s sole expense, an appropriate protective order or other remedy or waive compliance, in whole or in part, with the terms of this Section 15.9. Notwithstanding the foregoing, Borrower consents to the publication by Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.
(b)    The Loan Parties hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder and (b) certain of the Lenders may have personnel who do not wish to receive material non-public information (“MNPI”) with respect to the Loan Parties

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or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that they shall identify in writing and clearly and conspicuously mark information that contains only information that is publicly available or that is not material for purposes of United States federal and state securities laws as "PUBLIC". The Loan Parties agree that by identifying such information as "PUBLIC" or publicly filing such information with the SEC, then Administrative Agent, the Lenders shall be entitled to treat such information as not containing any MNPI for purposes of United States federal and state securities laws. The Loan Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Loan Parties or Administrative Agent (including, without limitation, notices of borrowing).
(c)    If any Lender has elected to abstain from receiving MNPI concerning the Loan Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, Administrative Agent and/or the Loan Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of this Agreement, or in the course of administering the Term Loans, to the credit contact(s) identified for receipt of such information on the Lender's administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender's compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Administrative Agent and the Loan Parties upon request therefor by Administrative Agent or the Loan Parties. Notwithstanding such Lender's election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Administrative Agent, it assumes the risk of receiving MNPI concerning the Loan Parties or their Affiliates.
15.10    Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.
15.11    Nature of Remedies. All Obligations of the Loan Parties and rights of Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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15.12    Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or the Lenders.
15.13    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.
15.14    Successors and Assigns. This Agreement shall be binding upon Borrower, the Lenders and Administrative Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the Lenders and Administrative Agent and the successors and assigns of the Lenders and Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.
15.15    Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
15.16    Customer Identification – USA Patriot Act Notice. Each Lender and ESW Holdings (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or ESW Holdings, as applicable, to identify the Loan Parties in accordance with the Act.
15.17    INDEMNIFICATION BY LOAN PARTIES. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE TERM LOAN COMMITMENTS PROVIDED HEREUNDER, BORROWER HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, APPROVED FUNDS AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (a) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF

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ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (b) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED AT ANY TIME BY ANY LOAN PARTY, (c) ANY VIOLATION, OBLIGATION OR LIABILITY PURSUANT TO ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY AT ANY TIME OR THE OPERATIONS CONDUCTED THEREON, (d) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR OTHERWISE BE LIABLE UNDER ENVIRONMENTAL LAWS, OR (e) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE TERM LOANS, CANCELLATION OF THE TERM NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.
15.18    Nonliability of Lenders. The relationship between Borrower on the one hand and the Lenders and Administrative Agent on the other hand shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Borrower agrees, on behalf of itself and each other Loan Party, that neither Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION

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SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders
15.19    FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
15.20    WAIVER OF JURY TRIAL. EACH LOAN PARTY, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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SECTION 16    JOINT AND SEVERAL LIABILITY
Borrower is defined collectively to include all Persons constituting Borrower; provided, however, that any references herein to “any Borrower”, “each Borrower”, “a Borrower” or similar references, shall be construed as a reference to each individual Person comprising Borrower. In addition, each Person comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon each Person comprising Borrower unless expressly otherwise stated herein.
Each Borrower shall be jointly and severally liable for all of the Obligations of each other Borrower, regardless of which Borrower actually receives the proceeds or other benefits of the Term Loans or other extensions of credit hereunder or the manner in which Borrowers, Administrative Agent or any Lender accounts therefor in their respective books and records.
Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by each other Borrower because of, inter alia, their combined ability to bargain with other Persons including without limitation their ability to receive the Term Loans and other credit extensions under this Agreement and the other Loan Documents which would not have been available to any Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the credit facilities contemplated hereunder, with the credit support of each other Borrower as contemplated by this Agreement and the other Loan Documents.
Each of Administrative Agent and the Lenders have advised each Borrower that it is unwilling to enter into this Agreement and the other Loan Documents and make available the credit facilities extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Obligations of each other Borrower. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lenders to extend credit pursuant to this Agreement and the other documents executed in connection herewith (A) because of the desirability to each Borrower of the credit facilities hereunder and the interest rates and the modes of borrowing available hereunder and thereunder, (B) because each Borrower may engage in transactions jointly with other Borrowers and (C) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities contemplated hereunder would not be made available on the terms herein in the absence of the collective credit of all the Borrowers, and the joint and several liability of all the Borrowers. Accordingly, each Borrower acknowledges that the benefit of the accommodations made under this Agreement to the Borrower, as a whole, constitutes reasonably equivalent value, regardless of the amount of the indebtedness actually borrowed by, advanced to, or the amount of credit provided to, or the amount of collateral provided by, any one Borrower.
To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Loan Documents invalid or unenforceable, such Person’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower’s obligations hereunder and under the other Loan

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Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section 16 were not a part of this Agreement.
To the extent that any Borrower shall make a payment under this Section 16 of all or any of the Obligations (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Person’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each Borrower as determined immediately prior to the making of such Joint Liability Payments, then, following payment in full in cash of the Obligations (other than contingent indemnification Obligations not then asserted), such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 16 without rendering such claim voidable or avoidable under §548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Obligations, and of all other circumstances bearing upon the risk of nonpayment by such other Borrower of their Obligations, and each Borrower agrees that neither Administrative Agent nor any Lender shall have any duty to advise such Borrower of information known to Administrative Agent or any Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Administrative Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, neither Administrative Agent nor any Lender shall be under any obligation to update any such information or to provide any such information to such Borrower or any other Person on any subsequent occasion.
Administrative Agent is hereby authorized to, at any time and from time to time, (a) in accordance with the terms of this Agreement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, Obligations incurred by any Borrower or any other Loan Party, otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower or any other Loan Party and delivered to Administrative Agent or any Lender; (b) accept partial payments on an Obligation incurred by any Borrower; (c) take and hold security or collateral for the payment of an Obligation incurred by any Borrower hereunder or for the payment of any guaranties of an Obligation incurred by any Borrower or other liabilities of any Borrower and exchange, enforce, waive and release any such security or collateral; (d) apply such security or collateral and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine; and (e) settle, release, compromise, collect or otherwise liquidate an Obligation incurred by any Borrower and any security or collateral therefor in any manner, without affecting or impairing the obligations of any other Borrower. In accordance with the terms of this Agreement,

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Administrative Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on each Borrower. In accordance with the terms of this Agreement, all such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of an Obligation incurred by any Borrower as Administrative Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower. Nothing in this Section 16 shall modify any right of any Borrower or any Lender to consent to any amendment or modification of this Agreement or the other Loan Documents in accordance with the terms hereof or thereof.
Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (a) the absence of any attempt to collect an Obligation incurred by Borrower from any Borrower or any guarantor or other action to enforce the same; (b) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for an Obligation incurred by any Borrower; (c) of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against any Borrower or any other Loan Party, or Administrative Agent’s or any Lender’s election in any such proceeding of the application of §1111(b)(2) of the Bankruptcy Code; (d) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under §364 of the Bankruptcy Code; (e) the disallowance, under §502 of the Bankruptcy Code, of all or any portion of Administrative Agent’s or any Lender’s claim(s) for repayment of any of an Obligation incurred by any Borrower; or (f) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor unless such legal or equitable discharge or defense is that of a Borrower in its capacity as a Borrower.
Any notice given by any Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent or any Lender to any Borrower hereunder or pursuant to any other Loan Documents in accordance with the terms hereof or thereof shall constitute notice to each Borrower. The knowledge of any Borrower shall be imputed to all Borrowers and any consent by any Borrower shall constitute the consent of and shall bind all Borrowers.
This Section 16 is intended only to define the relative rights of Borrower and nothing set forth in this Section 16 is intended to or shall impair the obligations of Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Loan Documents. Nothing contained in this Section 16 shall limit the liability of any Borrower to pay the credit facilities made directly or indirectly to such Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section 16 shall be exercisable upon the full and payment of the Obligations.
No payment made by or for the account of a Borrower, including, without limitation, (a) a payment made by such Borrower on behalf of an Obligation of another Borrower or (b) a payment

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made by any other Person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of property of such other Borrower and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until, in each case, the payment in full of all Obligations (other than contingent indemnification Obligations not then asserted).

[SIGNATURE PAGES FOLLOW]

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The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:	QUMU CORPORATION, a Minnesota corporation By:_/s/ David G. Ristow_____ Name: David G. Ristow Title: Chief Financial Officer

GUARANTOR:	QUMU, INC., a California corporation By:_/s/ David G. Ristow_____ Name: David G. Ristow Title: Chief Financial Officer

Signature Page to Credit Agreement

ESW HOLDINGS, INC., as Administrative Agent and Lender By: /s/ Andrew S. Price Name: Andrew S. Price Title: Chief Financial Officer

Signature Page to Credit Agreement

ANNEX A
LENDERS AND PRO RATA SHARES

Lender	Term Loan Commitment	Pro Rata Share
ESW HOLDINGS, INC.	$10,000,000	100%
TOTALS	$10,000,000	100%

Annex A to Credit Agreement

ANNEX B
ADDRESSES FOR NOTICES
BORROWER
QUMU CORPORATION, a Minnesota corporation
510 1st Avenue North, Suite 305
Minneapolis, MN 55403
Attention: Chief Executive Officer
E-Mail: vern.hanzlik@qumu.com
Telephone: (612) 638-9100
Facsimile: (612) 638-9102
With a copy to:
Ballard Spahr LLP
2000 IDS Center
80 South 8th Street
Minneapolis, MN 55406
Attention: April Hamlin, Esq.
E-Mail: hamlina@ballardspahr.com
Telephone: 612-371-3211
Facsimile: 612-371-3207

ESW Holdings, Inc., as Administrative Agent
401 Congress Avenue, Suite 2650
Austin, Texas, 78701
Attention: Andrew S. Price
E-Mail: andy.price@trilogy.com
Telephone: 512-377-9700
Facsimile: 512-233-0964

With a mandatory copy to:
Cooley LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Patrick J. Flanagan.
E-Mail: pflanagan@cooley.com
Telephone: 212-479-6640
Facsimile: 212-479-6275

And:

JonesSpross, LLP
1605 Lakecliff Hills Ln., Suite 100

Annex B to Credit Agreement

Austin, TX 78732
Attn: Lance Jones
Telephone: (512) 693-7835
Email: lance.jones@jonesspross.com

Annex B to Credit Agreement

EXHIBIT A
FORM OF TERM NOTE

TERM LOAN NOTE

$10,000,000.00	January 12, 2018 Austin, Texas

The undersigned, for value received promises to pay to the order of ESW Holdings, Inc. (the “Lender”) at the principal office of ESW Holdings, Inc. (the “Administrative Agent”) in Austin, Texas the aggregate unpaid amount of all Term Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.
The undersigned further promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such Term Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.
This Term Loan Note (this “Note”) evidences indebtedness incurred under, and is subject to the terms and provisions of, the Term Loan Credit Agreement, dated as of January 12, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and Administrative Agent. The terms of the Credit Agreement are incorporated herein by reference and made a part hereof, including as set forth therein a statement of the terms and provisions under which this Note may or must be paid prior to its due date or upon which its due date may be accelerated.
FOR THE PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE SECURITIES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE CHIEF FINANCIAL OFFICER OF THE BORROWER AT THE FOLLOWING ADDRESS: 510 1st Avenue North, Suite 305, Minneapolis, MN 55403.
This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
(Signature Pages Follow)

QUMU CORPORATION, a Minnesota corporation By:________________________________ Name:______________________________ Title:_______________________________

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

For the period ended [__________]

This Compliance Certificate is furnished pursuant to Section 10.1.3 of that certain Term Loan Credit Agreement dated as of January 12, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among QUMU CORPORATION (“Borrower”), Qumu, Inc., ESW HOLDINGS, INC., as administrative agent (in such capacity, the “Administrative Agent”) for itself and the financial institutions from time to time party thereto (collectively, the “Lenders”) and the Lenders. Terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

In connection therewith, the undersigned Chief Financial Officer of Borrower hereby certifies to Administrative Agent and the Lenders on behalf of Borrower and not in an individual capacity as follows:

1.Except as set forth below, I have not become aware of any Default or Event of Default that has occurred or is continuing.

[Described below are the exceptions to this paragraph 1, which describe in detail the nature of the condition or event that constitutes a Default or an Event of Default, the period during which it has existed and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event:

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________.]

2.The representations and warranties of each Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties speak as to a specific date, in which case such representations and warranties shall be true and correct as of such date and except for changes permitted by the Credit Agreement).

3.[A computation of each of the applicable financial ratios and restrictions set forth in Section 11.13 of the Credit Agreement is attached hereto as Exhibit A, all of which data and computations are true, complete and correct.

a.    The sum of Core Bookings as of the last day of the most recent Computation Period is not less than $8,000,000 for such Computation Period.
b.    The Deferred Revenue Non-Current as of the last day of the most recent Fiscal Quarter is not greater than 20% of Deferred Revenue (inclusive of Deferred Revenue Non-Current).

c.    The aggregate Subscription and Maintenance and Support Revenue as of the last day of the most recent Computation Period is not less than $15,000,000 for such Computation Period.
d.    The aggregate Subscription and Maintenance and Support Dollar Renewal Rates as of the last day of the most recent Fiscal Quarter is not less than 75% for such Fiscal Quarter.]1
4.Attached hereto as Exhibit [B] is a statement of the Borrower’s management in the form as delivered to the Board, setting forth a discussion of the Borrower’s and its Subsidiaries’ financial condition, changes in financial condition and results of operations, including with respect to any change in GAAP or in the application thereof that has occurred since the date of the most recent financial statements referred to in in Section 10.1 of the Credit Agreement.

5.[Attached hereto as Exhibit [C] is a true and correct list of each Late Renewal as of the date hereof, specifying each such contract and the applicable customer in detail.][To the knowledge of the undersigned, as of the date hereof there are no Late Renewals.]

____________________
1 To be included for each Compliance Certificate beginning with the Computation Period ending September 30, 2018.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned has duly executed this Compliance Certificate as of the date first written above.

BORROWER:	QUMU CORPORATION, a Minnesota corporation By:________________________________ Name: Title:

EXHIBIT C
FORM OF ASSIGNMENT AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly
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2 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.
5 Include all applicable subfacilities.

provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: QUMU CORPORATION, a Minnesota corporation

4.	Administrative Agent: ESW HOLDINGS, INC., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of January 12, 2018, among Borrower, the Lenders from time to time party thereto, and Administrative Agent

6.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
		_________	$__________	$__________	__________%
		_________	$__________	$__________	__________%
		_________	$__________	$__________	__________%

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6 List each Assignor, as appropriate.
7 List each Assignee, as appropriate.
8 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment”, etc.).
9 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.	Trade Date: __________________][11]
Effective Date: __________________, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR] By: Name: Title:
ASSIGNEE [NAME OF ASSIGNEE] By: Name: Title:
[Consented to and][12] Accepted: ESW HOLDINGS, INC., as Administrative Agent By: Name: Title:

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11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
12 To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.

[Consented to][13] By: Title:

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13 To be added only if the consent of Borrower and/or other parties (e.g. Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
[___________________]14
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit
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14 Describe Credit Agreement at option of Administrative Agent.

decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of laws principles of such State.

EXHIBIT D
FORM OF WARRANT

[To be provided]